Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Creative Learning Corporation, a Delaware corporation (the “Company”);

WHEREAS, Mark Shaw, Walter Ramsley, David Waldman, and Brian Pappas (collectively, the “Committee”), along with Franventures LLC, wish to form a committee for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 8th day of December 2016 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned Committee agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Committee shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to form the Committee for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Committee to the Board, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.           The Committee shall have the right to pre-approve all expenses incurred in connection with the Committee’s activities and agrees to pay directly all such pre-approved expenses.

5.           Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Committee or any member of the Committee in connection with the Committee’s activities set forth in Section 3 shall be first approved by Olshan.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Committee in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Thomas J. Fleming at Olshan, Fax No. (212) 451-2213.

10.           Each party acknowledges that Olshan shall act as counsel for both the Committee and its members relating to their investment in the Company.

11.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

/s/ Brian Pappas
Brian Pappas

/s/ Mark Shaw
Mark Shaw

/s/ Walter Ramsley
Walter Ramsley

/s/ David Waldman
David Waldman

FRANVENTURES LLC

By:	/s/ Brian Pappas
Brian Pappas